FOR IMMEDIATE RELEASE

REPETTO AND INTER PARFUMS SIGN AN EXCLUSIVE
FRAGRANCE LICENSE AGREEMENT

New York, NY, December 7, 2011: Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced that it has entered into a 13-year worldwide license agreement with La Maison Repetto for the creation, development and distribution of fragrances under the Repetto brand, which starts on January 1, 2012.

Created in 1947 by Rose Repetto at the request of her son, dancer and choreographer Roland Petit, Repetto is today a legendary name in the world of dance.

For a number of years it has developed timeless and must-have collections with a fully modernized signature style ranging from dance shoes, ballet slippers, flat shoes, and sandals to more recently handbags and high-end accessories.

With an ambitious plan of international expansion (27 new stores opened in 2011, 22 new points of sale planned for 2012) focusing mainly on Europe, the brand is now branching out into Asia, notably South Korea and Japan where its mix of cross-generational appeal and French chic has met with unprecedented enthusiasm.

The first fragrance line is expected be launched in 2013 by Interparfums SA, our majority-owned French subsidiary.

Jean Marc Gaucher, Chairman and CEO of Repetto commented: "Two French companies, Repetto, an iconic global name in the universe of dance and Interparfums, a highly talented creator of fragrances under license, possess rare and unique technical know-how. This collaboration provides an occasion for both to write a new page in their respective histories. What could be more natural!"

Philippe Benacin, Chairman and CEO of Interparfums SA added: "Repetto is an exceptional brand that has acquired unique know-how in the field of dance. We believe that this universe offers real opportunities for creating a range of poetic, glamorous and ultra-feminine fragrance lines."

Inter Parfums, Inc. develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Burberry, Van Cleef & Arpels, Jimmy Choo, Paul Smith, Montblanc, S.T. Dupont and Boucheron. Inter Parfums, Inc. also owns Lanvin Perfumes and Nickel, a men's skin care company.  It also produces personal care products for specialty retailers under exclusive agreements for Gap, Banana Republic, Brooks Brothers, bebe, Betsey Johnson, Nine West and Lane Bryant brands.  In addition, Inter Parfums produces and supplies mass market fragrances and fragrance related products. Inter Parfums, Inc.'s products are sold in over 120 countries worldwide.

Forward Looking Statements

Statements in this release which are not historical in nature are forward-looking statements.  Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would" or similar words.  You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors.  These factors include, but are not limited to, the risks and uncertainties discussed under the headings "Forward Looking Statements" and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2010 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission.  Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc. Russell Greenberg, Exec. VP & CFO (212) 983-2640 rgreenberg@interparfumsinc.com www.interparfumsinc.com	or	Contact at Investor Relations Counsel The Equity Group Inc. Linda Latman (212) 836-9609/llatman@equityny.com Lena Cati (212) 836-9611/lcati@equityny.com www.theequitygroup.com